                                                                      EXHIBIT 11
                                                                      ----------

                        COMPUTER TASK GROUP, INCORPORATED
                        ---------------------------------

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                  UNDER THE TREASURY STOCK METHOD SET FORTH IN
               STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128
                              "EARNINGS PER SHARE"

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                           QUARTER ENDED                  TWO QUARTERS ENDED
                                                      JUNE 28,        JUNE 29,         JUNE 28,       JUNE 29,
                                                        2002            2001*            2002           2001*
                                                      --------        --------         --------        --------

Weighted-average number of shares
    outstanding during period                           16,557          16,418           16,545          16,401
Add Common Stock equivalents -
    incremental shares under stock option plans            472            --                455            --
                                                      --------        --------         --------        --------

Number of shares on which diluted
    earnings per share is based                         17,029          16,418           17,000          16,401
                                                      ========        ========         ========        ========

Net income (loss) for the period                      $    671        $ (1,357)        $  1,120        $ (2,737)
                                                      ========        ========         ========        ========

Diluted income (loss) per share                       $   0.04        $  (0.08)        $   0.07        $  (0.17)
Basic income (loss) per share                         $   0.04        $  (0.08)        $   0.07        $  (0.17)



* As the Company had a net loss for the period presented, the number of incremental shares under the Company's stock option plans is considered to be zero as the inclusion of such shares would cause the diluted loss per share calculation to be anti-dilutive.